Exhibit 99.1

Lancaster Colony Corporation

37 West Broad Street

Columbus, Ohio 43215

614/224-7141

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, January 31, 2013	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

COLUMBUS, Ohio, Jan. 31 — Lancaster Colony Corporation (Nasdaq: LANC) today reported the following highlights for the company’s second fiscal quarter ended December 31, 2012:

•	Net sales increased five percent to $326 million versus $312 million in the second quarter last year.

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Net income increased 16 percent to $35,277,000 compared with $30,373,000 for the corresponding quarter a year ago. Net income per diluted share was $1.28 versus $1.11 in the year-ago quarter. Pretax income included approximately $0.3 million (one cent per share after taxes) from a Continued Dumping and Subsidy Offset Act (CDSOA) distribution, while the year ago second quarter results included a pretax CDSOA distribution of approximately $2.7 million (six cents per share after taxes).

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Specialty Foods sales increased two percent in the quarter to a record $272.6 million, reflecting higher sales to both retail and foodservice channels. Overall volumes were approximately level with that of a year ago, with retail volumes affected by lower garlic bread shipments. Retail sales growth resulted from higher pricing, the success of recently introduced products and a lower level of trade and consumer promotions. Foodservice sales improved primarily due to higher volume. Segment operating income totaled $50.4 million, up 13 percent from last year’s level, primarily reflecting higher pricing and modestly reduced raw-material costs. The estimated favorable impact from raw-material costs was less than one percent of segment net sales.

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Glassware and Candles sales increased 17 percent to $53.5 million, reflecting expanded sales of seasonal products. Benefiting from higher sales and production volumes, segment operating income improved to $5.6 million compared with $1.6 million in the prior year second quarter.

•	Corporate expenses in the current year’s quarter increased approximately $0.7 million, primarily due to higher costs associated with previously idled held-for-sale real estate.

•	The company’s balance sheet remained strong with no debt at December 31, 2012 as well as over $92 million in cash and equivalents.

•	In addition to the December 2012 payment of a special dividend of $5.00 per share, the quarterly cash dividend was increased by six percent to $.38 per share.

For the six months ended December 31, 2012, net sales were $617 million compared to $586 million for the first half last year. Net income was $61,939,000, or $2.26 per diluted share. In the prior year, six-month net income totaled $51,631,000, or $1.89 per diluted share.

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Chairman and CEO John B. Gerlach, Jr. said, “We were pleased that both of our operating segments achieved growth in sales and income. Consolidated net income also grew despite a lower level of CDSOA distributions.”

Looking ahead, Mr. Gerlach said, “We anticipate that third quarter Specialty Foods sales will continue to benefit from recent product introductions. We are also excited about the longer-term potential of Marzetti® Simply Dressed® Vinaigrettes and our repackaged Veggie Dips. We remain generally cautious regarding consumer sentiment, and we expect to see progressively less favorable net food commodity costs over the balance of fiscal 2013. We also anticipate increased marketing investments within selected retail categories, and we foresee limited benefit from pricing actions. Regardless, our solid financial condition allows us considerable flexibility to make investments supporting future growth.”

Conference Call on the Web

The company’s second quarter conference call is scheduled for this morning, January 31, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

About the Company

Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.

Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	price and product competition;

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•	fluctuations in the cost and availability of raw materials;

•	adverse changes in energy costs and other factors that may affect costs of producing, distributing or transporting our products;

•	maintenance of competitive position with respect to other manufacturers, including global sources of production;

•	dependence on key personnel;

•	stability of labor relations;

•	dependence on contract copackers and limited or exclusive sources for certain goods;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

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LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net sales	$326,155	$311,786	$617,131	$586,302
Cost of sales	244,499	241,927	469,758	461,013

Gross margin	81,656	69,859	147,373	125,289
Selling, general & administrative expenses	29,031	26,149	54,176	49,067

Operating income	52,625	43,710	93,197	76,222
Interest income and other – net	254	2,739	268	2,735

Income before income taxes	52,879	46,449	93,465	78,957
Taxes based on income	17,602	16,076	31,526	27,326

Net income	$35,277	$30,373	$61,939	$51,631

Net income per common share:(a)
Net income – basic	$1.29	$1.11	$2.26	$1.89
Net income – diluted	$1.28	$1.11	$2.26	$1.89
Cash dividends per common share	$5.38	$.36	$5.74	$.69
Weighted average common shares outstanding:
Basic	27,243	27,206	27,236	27,248
Diluted	27,273	27,240	27,268	27,277

(a)	Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
NET SALES
Specialty Foods	$272,634	$266,225	$521,515	$503,172
Glassware and Candles	53,521	45,561	95,616	83,130

	$326,155	$311,786	$617,131	$586,302

OPERATING INCOME
Specialty Foods	$50,384	$44,750	$93,142	$79,949
Glassware and Candles	5,614	1,636	6,222	1,299
Corporate expenses	(3,373)	(2,676)	(6,167)	(5,026)

	$52,625	$43,710	$93,197	$76,222

LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash and equivalents	$92,521	$191,636
Receivables – net of allowance for doubtful accounts	90,927	73,326
Total inventories	100,544	109,704
Deferred income taxes and other current assets	20,486	17,073

Total current assets	304,478	391,739
Net property, plant and equipment	188,375	184,130
Other assets	104,894	106,766

Total assets	$597,747	$682,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,527	$40,708
Accrued liabilities	33,715	31,963

Total current liabilities	81,242	72,671
Other noncurrent liabilities and deferred income taxes	45,350	45,697
Shareholders’ equity	471,155	564,267

Total liabilities and shareholders’ equity	$597,747	$682,635

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